Exhibit 10.4
EMPLOYMENT AGREEMENT
     AGREEMENT effective January 1, 2009 between Mountain West Bank, (“Bank”), and Jon W. Hippler, (“Executive”), and ratified by Glacier Bancorp, Inc. (“Company”),
RECITALS
A.	Mountain West Bank, (“Bank”), is a wholly owned subsidiary of Glacier Bancorp, Inc., (“Company”).

B.	Executive is the President and Chief Executive Officer of the Bank and a director of the Bank.

C.	The Bank desires Executive to continue his employment at the Bank under the terms and conditions of this Agreement.

D.	Executive desires to continue his employment at the Bank under the terms and conditions of this Agreement.
AGREEMENT
1.	Employment. The Bank agrees to employ Executive and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be President and Chief Executive Officer of the Bank. During the term of this Agreement, Executive will serve as a director of the Bank.

2.	Term. The term of this Agreement is for one year beginning January 1, 2009.

3.	Duties. The Bank will employ Executive as its President and Chief Executive Officer. Executive will faithfully and diligently perform his assigned duties, which include the following:
(a)	Bank Performance. Executive will be responsible for all aspects of the Bank’s performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Bank’s and Company’s policies.

(b)	Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in Kootenai County.

(c)	Report to Board. Executive will report directly to the Bank’s board of directors and to the Chief Executive Officer of the Company. The Bank’s board of directors may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.
4.	Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank or Company has an existing competitive or commercial relationship.

5.	Salary. Executive will receive an annual salary of $263,944.00 to be paid in accordance with the Bank’s regular payroll schedule.

6.	Incentive Compensation. During the Term, the Bank’s board of directors, subject to ratification by Company’s board of directors, will determine the amount of bonus to be paid by the Bank to Executive for that year, if any. In making this determination, the Bank’s board of directors will consider factors such as Executive’s performance of his duties and the safety, soundness and profitability of the Bank. Executive’s bonus will reflect Executive’s contribution to the performance of the Bank during the year. This bonus will be paid to Executive no later than January 31 of the year following the year in which the bonus is earned by Executive.

7.	Income Deferral. Executive will be eligible to participate in any program available to the Bank’s and Company’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8.	Vacation and Benefits.
(a)	Vacation and Holidays. Executive will receive four weeks of paid vacation each year in addition to all holidays observed by the Bank. Executive may carry over, in the aggregate, up to four weeks of unused vacation to a subsequent year. Any unused vacation time in excess of four weeks will not accumulate or carry over from one calendar year to the next. Each calendar year Executive shall take not less than one (1) week vacation.

(b)	Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). Neither the Bank nor Company, through this Agreement, obligate itself to make any particular benefits available to its employees.

(c)	Business Expenses. The Bank will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank’s business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of the Bank policy or the rules and regulations of the Internal Revenue Service. Reimbursement will be made as soon as practicable but no later than the last day of the calendar year following the calendar year in which the expenses were incurred. The amount of expenses eligible for reimbursement in one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
9.	Termination of Employment.
(a)	Termination by the Bank for Cause. If the Bank terminates Executive’s employment for Cause (defined below) before this Agreement terminates, the Bank will pay Executive, within 10 business days following his termination of employment, the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 9(a).

(b)	Other Termination by the Bank. If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason (defined below) before this Agreement terminates, the Bank will pay Executive a payment having a present value equal to the compensation and other benefits he would have been entitled to if his employment had not terminated. All payments made pursuant to this Section 9(b) shall be completed no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminates.

(c)	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 9(c), the Company shall pay Executive or his estate, within 10 business days following his termination of employment, all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

(d)	Termination Related to a Change in Control.
(1)	Termination by Bank. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction (for reasons other than Executive’s death, disability, or Cause) (A) terminates Executive’s employment within one year following a Change in Control (as defined below), or (B) terminates Executive’s employment before the Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, the Bank will provide Executive with the payment and benefits described in Section 9(d)(3) below.

(2)	Termination by Executive. If Executive terminates Executive’s employment, with or without Good Reason, within one year following a Change in Control, the Bank will provide Executive with the payment and benefits described in Section 9(d)(3).

(3)	Payments. If Section 9(d)(1)(A) or Section 9(d)(2) is triggered in accordance with its terms, the Bank will: (i) subject to Sections 9(e) and 9(j) below, beginning within 30 days after Executive’s separation from service as defined by Treasury Regulation § 1.409A-1(h) (“Separation from Service”), pay Executive in 12 substantially equal monthly installments in an overall amount equal to the Executive’s annual salary (determined as of the day before the date Executive’s employment was terminated) and (ii) maintain and provide for one year following Executive’s termination, at no cost to Executive, the benefits described in Section 8(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive’s participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Bank will arrange to provide Executive with benefits substantially similar to those benefits or reimburse Executive’s out-of-pocket expenses of substantially similar type and value. Subject to Sections 9(e) and 9(j) below, if Section 9(d)(1)(B) is triggered in accordance with its terms, beginning within 30 days after a Change in Control, the Company will pay Executive in 12 substantially equal monthly installments in an overall amount equal to the Executive’s annual salary (determined on the day before the date Executive’s employment was terminated).

(e)	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:
(1)	the total of the payments and benefits described in Section 9(d)(3) will be less than the amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

(2)	the payment and benefits described in Section 9(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Bank or its successor after the Change in Control and/or after Executive’s termination of employment; and

(3)	Executive’s right to receive the payments and benefits described in Section 9(d)(3) terminates (i) immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Bank terminates Executive’s employment for Cause, or (ii) one year after a Change of Control occurs.
(f)	Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank. At the same time, Executive also must return to the Bank all originals and copies (whether in memoranda, designs, devices, diskettes, tapes, manuals, and specifications) which constitute proprietary information or material of the Bank. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

(g)	Cause. “Cause” means any one or more of the following:
(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with his duties;

(3)	Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank’s board of directors; or

(4)	Permanent disability, meaning a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

(h)	Good Reason. Executive terminates employment for “Good Reason” if all four of the following criteria are satisfied:
(1)	Any one or more of the following conditions (each a “Condition”) arises without Executive’s consent:
(A) The material reduction of Executive’s salary, unless the reduction or elimination is generally applicable to other executive officers within the Company (or executive officers of a successor or controlling entity of the Bank) formerly benefitted;
(B) The material diminution in Executive’s authority or duties as of the date of this Agreement;
(C) The material breach of this Agreement by the Bank, or
(D) A material relocation or transfer of Executive’s principal place of employment to a location outside Kootenai County, Idaho.
(2)	Executive gives notice to the Bank of the Condition within 90 days of the initial existence of the Condition.

(3)	The Bank fails to reasonably remedy the Condition within 30 days following receipt of the notice described in paragraph (2) above.

(4)	Executive terminates employment within 180 days following the initial existence of the Condition.
(i)	Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company and the Bank, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(j)	Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of the termination of Executive’s employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service (as defined in Section 9(d)(3)). If, at the time of Executive’s Separation from Service under this Agreement, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

10.	Confidentiality. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or its business operations, unless (1) the Bank consents to the use or disclosure of confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code §30-14-402), various confidential information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Company. Executive will also treat the terms of this Agreement as confidential business information.

11.	Noncompetition. During the Term and the terms of any extensions or renewals of this Agreement and for a period equal to one year after Executive’s employment with the Bank and Company has terminated, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:
(a)	provide management, supervisory or other similar services to any person or entity engaged in any business in counties in which the Bank or Company may have a presence which is competitive with the business of the Bank or Company or a subsidiary as conducted during the term of this Agreement or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new bank.

(b)	persuade or entice, or attempt to persuade or entice any employee of the Bank or Company or a subsidiary to terminate his/her employment with the Bank or a subsidiary.

(c)	persuade or entice or attempt to persuade or entice any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or Company.

12.	Enforcement.
(a)	The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 10 and 11 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank’s and Company’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Bank and Company to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

(b)	Executive acknowledges the Bank and Company will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 10 or 11 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.
13.	Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 10 or 11 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

14.	Arbitration.
(a)	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

(b)	Governing Law. All proceedings will be held at a place designated by the arbitrator in Flathead County, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Montana law.

(c)	Exception to Arbitration. Notwithstanding the above, if Executive violates Section 10 or 11, the Bank will have the right to initiate the court proceedings described in Section 12(b), in lieu of an arbitration proceeding under this Section 14.
15.	Miscellaneous Provisions.
(a)	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

(b)	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s and Executive’s heirs, legal representatives, successors and assigns.

(c)	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

(d)	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

(e)	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

(f)	Amendment. This Agreement may be modified only through a written instrument signed by both parties and ratified by the Company.

(g)	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

(h)	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Idaho law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Kootenai County, Idaho.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.
Signed this 19th day of December, 2008.

MOUNTAIN WEST BANK
By:	/s/ Charles R. Nipp
Charles R. Nipp, Chairman

Attest: By:

By:	/s/ Carol Dorris
Carol Dorris, Secretary

EXECUTIVE
By:	/s/ Jon W. Hippler
Jon W. Hippler

Ratified GLACIER BANCORP, INC.
By:	/s/ Michael J. Blodnick
Michael J. Blodnick
President/CEO